EXHIBIT 10.1

ASSET CONTRIBUTION AGREEMENT

THIS ASSET CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of August 1, 2015 by and between Powin Corporation., a Nevada corporation (“PC”), and Q Pacific Corporation , a Nevada corporation (“Newco”).

WHEREAS, PC is a contract manufacturer, who provides manufacturing coordination, design, and logistics services for companies seeking to outsource their manufacturing needs.  PC operates in six segments:  Contract Manufacturing, Manufacturing, Energy, Product & Service, and Powin Mexico.  PC manufactures gun safes; outdoor cooking equipment; fitness and recreation equipment; senior citizen homes safety and living assistance equipment; trampolines; and plastic products and small electronic appliances.  The company also provides truck parts and components; and through its 85% owned subsidiary Powin Energy Corporation, develops architecture that utilizes proprietary patent-pending energy storage technology for scalable grid energy storage systems, power supply units for electric vehicles, and transportation applications.  In addition, it offers distribution channels for various North American companies to sell their products in China, as well as selling consumer products through U.S.-based retailers and marketplaces, including online; and warehousing services. (the Business”); and

WHEREAS, Newco is a newly formed corporation to which PC is contributing certain of its assets identified on Exhibit A and those liabilities identified in Section 2.02 pursuant to this Agreement in exchange for 16,249,839 shares of common stock of Newco; and

WHEREAS, Newco desires to issue to PC the Newco shares in exchange for certain of PC’s assets and liabilities as provided herein;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01          Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be applicable to both the singular and plural forms of the terms defined):

“Assumed Obligations” has the meaning set forth in Section 2.02

“Consideration Shares” has the meaning set forth in Section 3.01.

“Contract” means any contract, agreement, commitment, understanding, lease, license, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation (whether written or oral and whether express or implied) that is legally binding.

“Contributed Assets” means the assets listed in Exhibit A and all of the other rights and assets owned by PC except in the Excluded Assets.  “Contributed Assets” shall include, without limitation, if any and to the extent assignable:

(i)           All rights to the post-closing revenues and profits derived from the Business currently owned and operated as Powin Corporation except for those defined from Powin Energy Corporation, all leases, including capital leases, leasehold improvements, furniture fixtures, rolling stock, equipment, supplies, insurance policies, contracts (whether written or oral), client lists, and all other assets of any nature and kind whatsoever, tangible and intangible, related to the business of PC except for those related to Powin Energy Corporation;

(ii)          All inventions, trade secrets, formulae, process engineering, technical data, art works, schematic drawings, secret processes, engineering drawings, proprietary rights, proprietary knowledge, trade secrets, computer software and databases, know-how, programming know-how (including source code, object code, on-line files, documentation, testing materials, reports, etc.), product plans, software development tools, marks, trademarks, tradenames, symbols, service marks, logos, copyrights, patents, trade secrets, and all applications therefor, registrations thereof and licenses in respect thereof and other intangible properties used in or useful to the conduct of the business of PC except for those related to Powin Energy Corporation;

(iii)         all rights of PC under Contracts, agreements, contract rights, license agreements, purchase and sales orders, insurance policies, quotations and other executory commitments made to PC except for those related to Powin Energy Corporation;

(iv)         all accounts receivable, notes receivable and other indebtedness owing to PC including approximately $2,600,000 owed to PC by Powin Energy and at least $100,000 of cash and cash equivalents, notes or other securities and accounts held by, or attributable to, PC;

(v)          all computer equipment and related software, furniture, equipment supplies, and other personal property and inventory and fixtures of PC except for those related to Powin Energy Corporation;

(vi)         all books of account, customer and supplier lists including addresses, drawings, files, papers and records of PC other than organizational documents and instruments necessary for the continuing operation of PC and Powin Energy;

(vii)        all customer deposits, advance payments, prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund of or relating to PC except for those related to Powin Energy Corporation;

(viii)       all claims, rights and causes of action against third parties and all rights to insurance proceeds relating to any damage, destruction or impairment of the assets used in or useful to the conduct of the business of PC except for those related to Powin Energy Corporation;

(ix)          all licenses, permits, consents and certificates of any regulatory, administrative or other governmental agency or body issued to or held by PC necessary or incidental to the conduct of the business of PC (to the extent the same are transferable) except for those related to Powin Energy Corporation; and

(x)           all goodwill associated with PC except for those related to Powin Energy Corporation;

“Contribution Closing” has the meaning set forth in Section 4.01.

“Dollars” and the sign “$” each means freely transferable lawful money of the United States.

“Excluded Assets” means the shares of stock of Powin Energy Corporation owned by PC and cash in excess of $100,000.

“Excluded Liabilities” means all bank or interest bearing debt and Liabilities of Powin Energy Corporation.

“Liabilities” means liabilities, commitments and obligations of any type, character or nature, whether known or unknown, secured or unsecured, accrued, fixed, absolute, potential, contingent or otherwise, and whether due or becoming due, monies owned to shareholders of PC, taxes based on income, and all other taxes including sales and use taxes, mortgages, deeds of trust, security interest, warrants and other encumbrances other than customary permitted encumbrances such as equipment leases and equipment financing.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan Obligations” has the meaning set forth in Section 2.02.

“Newco” has the meaning set forth in the Recitals.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise, or any government or political subdivision or any agency, department or instrumentality thereof.

ARTICLE 2
CONTRIBUTION OF CONTRIBUTED ASSETS AND ASSUMPTION OF CERTAIN
LIABILITIES

Section 2.01          Contribution of Assets and Certain Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Contribution Closing, PC hereby transfers, assigns, conveys and delivers to Newco, and Newco hereby receives and assumes from PC, all right, title and interest in and to the Contributed Assets, other than Excluded Assets, subject to Liabilities related to the Contributed Assets.

Section 2.02          Assumed Obligations.  Upon the terms and subject to the conditions of this Agreement, effective as of the Contribution Closing, Newco hereby expressly assumes and agrees at all times after the Contribution Closing to be responsible for, pay, perform and discharge when due the following specifically enumerated obligations of PC (the “Assumed Obligations): all disclosed liabilities and obligations of PC incurred in the ordinary course of business and as stated on PC’s unaudited March 31, 2015 balance sheet, those incurred in the ordinary course of business after March 31, 2015, capital leases and the liabilities as set forth on Schedule 2.02, excluding Excluded Liabilities.

Section 2.03          Further Assurances.  PC and Newco each shall execute and deliver, or cause to be executed and delivered to the other party from time to time after the Closing, upon and as soon as practicable after the reasonable request of the other party, such additional instruments of conveyance, transfer, receipt and assumption and take other action as the other may reasonably require to carry out and effect the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, Newco hereby assumes the Stock Option Plan of PC and agrees to issue shares of Newco to the persons granted stock options in PC in accordance with the terms of such grants.  Newco and PC shall implement a transition process whereby the PC employees designated by PC for transfer to Newco shall become employees of Newco and shall pro-rate all vacation pay allocation and other employee accruals in the spirit of this Agreement.  PC and Newco shall likewise implement pro-rata transfers and apportionments of all pre-paid items and deferred liabilities such as insurance, taxes, withholdings and other prorations in the spirit of this Agreement.

Section 2.04          Payment of Taxes and Other Charges.  Newco agrees to pay, when due, all of the sales taxes, stamp taxes and similar taxes or charges relating to the transfer of the Contributed Assets.

Section 2.05          Real Property Lease.  Concurrently with the Closing, Newco will assume the pro-rata portion of any existing lease, for the property that is now occupied by the Business.  All Lease deposits, the payments and other items, shall be pro-rated in the spirit of this Agreement.

ARTICLE 3
CONSIDERATION

Section 3.01          Issuance of Share by Newco.  At the Closing, Newco (i) shall issue to PC 16,249,838 Common Shares of Newco (the “Consideration Shares”) in exchange for the Contributed Assets.

ARTICLE 4
CLOSING

Section 4.01          Closing.  The consummation of the transactions contemplated by this Agreement (the “Contribution Closing”) shall take place at noon on the date of the execution and delivery of this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PC

PC hereby represents and warrants to Newco as follows:

Section 5.01          Organization and Good Standing.  PC (i) is a duly organized and validly existing Nevada corporation and is in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to carry on its business as it is currently conducted or as currently contemplated to be conducted and to own, lease and operate its properties where such properties are now owned, leased or operated, and (iii) is authorized to do business and is in good standing in each jurisdiction in which the ownership, leasing or operation of property or the conduct of its business requires such qualification (except where the failure to be so qualified or be in good standing would not have a material adverse effect on the financial or other condition, results of operations, assets, liabilities, equity, business or prospects of PC).

Section 5.02          Power and Authority.  PC has full power and authority to execute, deliver and perform the terms and provisions of this Agreement, and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement.  PC has taken all necessary and appropriate action, including obtaining all necessary consents with respect to the execution, delivery and performance of this Agreement and the Purchase Agreement.  PC has full legal right, power and authority to assign, transfer and convey the Contributed Assets pursuant to this Agreement, and the delivery to Newco of the Contributed Assets pursuant to the provisions of this Agreement is transferring to Newco good, valid and legal title to all of the Contributed Assets.  Except for consents that have been obtained or waived prior to the Closing, none of the Contributed Assets is subject to any restrictions on or conditions to transfer or assignment.  PC has duly executed and delivered this Agreement and this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF NEWCO

Newco represents and warrants to PC as follows:

Section 6.01          Organization and Standing.  Newco is a duly organized and validly existing corporation organized and in good standing under the laws of the State of Nevada.

Section 6.02          Power and Authority.  Newco has the full power and authority to execute, deliver and perform the terms and provisions of this Agreement, and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement. Newco has taken all necessary and appropriate action, including obtaining all necessary consents with respect to the execution, delivery and performance of this Agreement.  Newco has full power and authority to execute, deliver and perform the terms and provisions of this Agreement, and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement.  Newco has duly executed and delivered this Agreement and this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

Section 6.03          Issuance of the Consideration Shares.  The issuance and delivery to PC of the Consideration Shares has been duly authorized by all requisite action by Newco and, upon issuance in accordance with this Agreement, the Consideration Shares shall be (a) duly authorized, validly issued, fully paid and non-assessable and (ii) free from all taxes, charges and Liens.

ARTICLE 7
AGREEMENT REGARDING TAX TREATMENT

Section 7.01          Characterization of Transaction.  The parties agree that for U.S. federal income tax purposes, the contribution of the Contributed Assets to Newco in exchange for the Consideration Shares is intended to qualify for non-recognition treatment under Section 721 of the Internal Revenue Code.  The parties shall report the transactions contemplated by this Agreement consistently with the foregoing, and shall take or cause to be taken any action that is necessary to cause such transaction to be so treated.

ARTICLE 8
INDEMNIFICATION

Section 8.01          Indemnification Obligation.

(a)           Newco shall indemnify, defend and hold harmless PC and its respective shareholders, directors, officers and representatives (each an “PC Indemnitee”) from and against any and all damages, whether or not involving a third party claim, including reasonable attorneys’ fees (collectively, “Damages”), arising out of, relating to, or resulting from:

(i)           any breach of any obligation, representation, or warranty of Newco in this Agreement;

(ii)           any failure on the part of Newco to pay, perform, or discharge any Assumed Obligations;

(iii)          claims, actions, suits or proceedings brought against any of the PC Indemnitees arising as a result of the operation of the Business after the date of this Agreement (other than claims, actions, suits or proceedings arising from Excluded Liabilities); and

(iv)          claims, actions, suits or proceedings to the extent that Newco has insurance coverage.

(b)           PC shall indemnify, defend and hold harmless Newco and its respective members and representatives (each a “Newco Indemnitee;” and each of the Newco Indemnitees an “Indemnitee”) from and against any and all Damages arising out of, relating to, or resulting from:

(i)            any breach of any obligation, representation, or warranty of PC in this Agreement;

(ii)           any failure on the part of PC to pay, perform, or discharge any of the Excluded Liabilities; and

(iii)          claims, actions, suits, or proceedings brought against any of the Newco Indemnitees arising as a result of the operation of PC before the date of this Agreement.

Section 8.02          Procedures for Indemnification.  Promptly after receipt by an Indemnitee of written notice of the assertion or the commencement of any proceeding by a third-party with respect to any matter referred to in Section 8.01, the Indemnitee shall give written notice thereof to the party obligated to indemnify the Indemnitee (the “Indemnitor”), which notice shall include a description of the proceeding, the amount thereof (if known and quantifiable) and the basis for the proceeding, and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby.  An Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a nationally recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that:

(a)           the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee);

(b)           the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the fees and expenses of counsel retained by the Indemnitee if (i) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (ii) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee’s reputation or future business prospects; (iii) the claim seeks an injunction or equitable relief against the Indemnitee; (iv) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (v) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; or (vi) the Indemnitor does not agree in writing prior to assuming control of such defense that it will fully indemnify the Indemnitee from and against any and all Damages the Indemnitee may suffer arising out of, relating to or resulting from such claim; and

(c)           if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (not to be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

ARTICLE 9
MISCELLANEOUS

Section 9.01          Expenses.  Newco and PC shall bear all their respective costs and pay all costs and expenses incurred by them in connection with the preparation, execution, and delivery of this Agreement, and the transactions contemplated hereby and thereby.

Section 9.02          Amendments, Waivers.  This Agreement may be amended or modified only by a written instrument executed by the parties to this Agreement.

Section 9.03          Successors and Assigns.  This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

Section 9.04          Benefits.  Nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person, other than the parties to this Agreement, or their respective successors and assigns, any legal or equitable right, remedy or claim under or in respect thereof or any provision contained herein, it being the intention of the parties that this Agreement is for the sole and exclusive benefit of such parties, and such successors and assigns of this Agreement and for the benefit of no other Person.

Section 9.05          Headings.  The article, paragraph and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.06          Entire Agreement.  This Agreement and the schedules hereto constitute the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all prior oral and written agreements, understandings, or representations relating to the subject matter of this Agreement.

Section 9.07          Governing Law.  This Agreement shall be construed in accordance with and governed by the internal laws of the State of Oregon (without regard to conflict of law provisions).

Section 9.08          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

Section 9.09          Severability.  If any provision of this Agreement, or any covenant, obligation or agreement contained herein is determined by a court to be invalid or unenforceable, such determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if such invalid or unenforceable provision were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement, shall be deemed to be effective, operative, made, entered into or taken in the matter and to the full extent permitted by law.

SIGNATURE

IN WITNESS WHEREOF, the undersigned parties have caused the execution of this Agreement effective on the date first written above.

POWIN CORPORATION

By:	/s/ Joseph Lu
Name: Joseph Lu
Title: President

Q PACIFIC CORPORATION

By:	/s/ Nick Goyak
Name: Nicholas I. Goyak
Title: Secretary

SCHEDULE 2.02

List of Liabilities Assumed by Newco

All Liabilities related to the Business excluding those related to the activities of Powin Energy Corporation.

EXHIBIT A

LIST OF ASSETS

All assets of Powin Corporation including Powin Mexico and $100,000 in cash but excluding the stock of Powin Energy Corporation owned by Powin Corporation.